UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 8, 2018

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37469	47-3822258
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Asset Purchase Agreement

Effective October 8, 2018, Green Plains Partners LP (the “Partnership”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with its parent Green Plains Inc. (“GPRE”), Green Plains Bluffton LLC (“Green Plains Bluffton”), Green Plains Holdings II LLC (“Green Plains Holdings II”), and collectively with GPRE, Green Plains Bluffton and Green Plains Holdings II (the “GPRE Buyers”), Green Plains Holdings LLC, the Partnership’s general partner (the “General Partner”), Green Plains Operating Company LLC, a wholly owned subsidiary of the Partnership (the “Operating Company”), Green Plains Ethanol Storage LLC, a wholly owned subsidiary of the Partnership (“Green Plains Storage”), and Green Plains Logistics LLC, a wholly owned subsidiary of the Partnership (“Green Plains Logistics” and collectively with the Partnership, the General Partner, Green Plains Storage and the Operating Company the “Partnership Parties”), pursuant to which the GPRE Buyers agreed to purchase certain ethanol storage assets located in Bluffton, IN, Lakota, IA and Riga MI (the “Storage Assets”) from wholly owned subsidiaries of the Partnership (the “Transaction”) for consideration of $120.9 million. The Partnership will receive approximately 8.9 million units owned by Green Plains Inc. as payment for the transaction and the parties have agreed to enter into a 3 year extension of the Ethanol Storage and Throughput Agreement with Green Plains Trade Group LLC. In addition, approximately 525 railcars of the 3,500 railcars managed by the Partnership are anticipated to be conveyed to GPRE.

The Storage Assets consist of the ethanol storage assets to be disposed of in GPRE’s sale of three ethanol plants from GPRE to Valero Renewable Fuels Company, LLC (“Valero”) as part of the Asset Purchase Agreement entered into on October 8, 2018. The Purchase Agreement provides for the closing of the Transaction to occur immediately prior to the GPRE Buyer’s sale to Valero.

Pursuant to the Purchase Agreement, and subject to certain limitations, the Partnership Parties and the GPRE Buyers agreed to certain indemnification provisions with each other and their respective affiliates.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8‑K, and is incorporated into this Item 1.01 by reference.

Relationships

Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of GPRE. As a result, certain individuals, including officers of GPRE and officers and directors of the General Partner, serve as officers and/or directors of one or more such entities. GPRE and an affiliate currently (as of the date of this Current Report on Form 8-K) beneficially own 20,279,284 common units of the Partnership, collectively representing a 62.4% limited partner interest in the Partnership as of October 8, 2018. GPRE also owns a 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

The terms and conditions of the Purchase Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction. In approving the terms of the Transaction, the conflicts committee based its decision in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership Parties pursuant to the Purchase Agreement is fair, from a financial point of view, to the Partnership and the common unitholders (other than GPRE).

Item 7.01. Regulation FD Disclosure.

On October 8, 2018, the Partnership issued a press release announcing the Transaction. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by the Partnership under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are filed as part of this report.

Number	Description
2.1

Asset Purchase Agreement among Green Plains Partners LP, Green Plains Holdings LLC, Green Plains Operating Company LLC, Green Plains Ethanol Storage LLC, Green Plains Logistics LLC, Green Plains Inc., Green Plains Trade Group LLC, Green Plains Bluffton LLC and Green Plains Holdings II LLC, dated October 8, 2018. (The schedules to the Asset Purchase Agreement have been omitted. The Partnership will furnish such schedules to the SEC upon request).

99.1	Press Release dated October 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2018	Green Plains Partners LP By: /s/ John W. Neppl John W. Neppl Chief Financial Officer (Principal Financial Officer)